Exhibit 99.1

Contact:	LeAnne Zumwalt Investor Relations DaVita Inc. 650 696-8910

DaVita Announces Signing Definitive Agreement with RenalAmerica

El Segundo, California, July 28, 2005 – DaVita Inc. (NYSE: DVA), announced today that DaVita and Gambro Healthcare, Inc. have entered into a definitive agreement with RenalAmerica, Inc. to sell 70 freestanding renal dialysis centers to RenalAmerica. The divestiture of these DaVita and Gambro Healthcare US centers is required by the Federal Trade Commission as part of its review of DaVita’s acquisition of Gambro Healthcare US.

The purchase price for the centers is $320.5 million, subject to post-closing adjustments, payable by RenalAmerica in cash at closing. As part of the transaction, RenalAmerica will assume specified liabilities related to the centers and all other liabilities will be retained by DaVita. Completion of the transaction is subject to certain closing conditions, including consummation of DaVita’s acquisition of Gambro Healthcare US which we currently expect will take place during the next thirty to sixty days.

Kent Thiry, Chairman and CEO of DaVita stated “Divesting units has been a difficult process. We are happy to have found such a high-quality executive team and primary shareholder to take care of our patients and teammates.”

Nashville-based RenalAmerica was founded by its CEO, Michael Klein, who most recently served as a senior executive for Gambro Healthcare US. RenalAmerica has teamed with Welsh, Carson, Anderson & Stowe (WCAS), a private equity investor, to finance the acquisition of the centers.

DaVita is a leading provider of dialysis services for patients suffering from chronic kidney failure. DaVita operates and provides administrative services to kidney dialysis centers and home peritoneal dialysis programs domestically in 37 states, as well as Washington, D.C. As of June 30, 2005, DaVita operated or provided administrative services at 706 outpatient centers serving approximately 57,200 patients.